EXHIBIT 23.2
Consent of Independent Registered Public Accounting Firm

The Board of Directors
Globe Specialty Metals, Inc.:

We consent to the incorporation by reference in the registration statements on Form S-8 (Nos. 333-162455 and 333-172580) of Globe Specialty Metals, Inc. of our report, dated August 28, 2013, with respect to the consolidated statements of operations, comprehensive loss, changes in stockholders' equity, and cash flows of Globe Specialty Metals, Inc. and subsidiaries for the year ended June 30, 2013.

/s/ KPMG LLP

New York, New York
August 26, 2015